UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2020
OBALON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-37897	20-1828101
(Commission File Number)	(IRS Employer Identification No.)

5421 Avenida Encinas, Suite F Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)
(844) 362-2566
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	OBLN	The NASDAQ Stock Market LLC (NASDAQ Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On August 11, 2020, Obalon Therapeutics, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Blue Ox Healthcare Partners, LLC (“Blue Ox”). Pursuant to the Consulting Agreement, Blue Ox will work to (i) secure an agreement between the Company and a major health plan to conduct an outcomes study that will expand the current clinical evidence base to include health economic analysis on the cost of care reductions from use of the Obalon Balloon System, (ii) advise the Company’s management regarding the development of a coverage and reimbursement-based market strategy, and (iii) secure agreements with health plans and other entities that result in reimbursement for and/or utilization of the Obalon Balloon System, among other services.

The Consulting Agreement has a term of one year with automatic one month renewal periods until cancelled by either party. The Company and Blue Ox may terminate the Consulting Agreement for any reason or for no reason upon thirty (30) days prior written notice. In addition either party may terminate the Consulting Agreement following a change of control, sale, merger or acquisition involving a majority of the equity of, or the assets of, the other party.

Pursuant to the Consulting Agreement, the Company will pay Blue Ox a cash fee of $50,000 per month for a period of six (6) months. The total cash payment of $300,000 is payable in two equal installments. The first installment was paid following the execution of the Consulting Agreement. The second installment is payable on the first day of fourth monthly period following the execution of the Consulting Agreement. Following this initial six (6) month period, the parties will negotiate appropriate compensation for services for the remainder of the term or the Company shall continue to pay Blue ox a cash fee of $50,000 per month for the remainder of the term.

In addition, pursuant to, and in accordance with, the terms and conditions of the Consulting Agreement, the Company issued to Blue Ox a warrant (the “Warrant’) to purchase up to 100,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $0.8285, subject to adjustment pursuant to the terms of the Warrant. The Warrant is exercisable immediately and will expire on August 10, 2025. The exercise price represents a 15% premium to the average closing price of the Company’s common stock for the 10 days preceding the effective date of the Consulting Agreement. The Warrant may be exercised, in whole or in part, through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant. If the Consulting Agreement is terminated within six months of the effective date of the Consulting Agreement, then the number of shares of common stock that may be purchased by Blue Ox under the Warrant shall be reduced on a pro rata basis. The shares of Common Stock underlying the Warrant are referred to herein as the Warrant Shares.

The Warrant provides for certain piggy back registration rights if, during the period beginning six (6) months after the date of the Consulting Agreement and ending six (6) months after the expiration date of the Warrant, the Company proposes to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect an offering by the Company of its Common Stock (other than certain registration statements as set forth in the Warrant).

The Company also agreed to grant Blue Ox certain additional warrants upon the completion of certain milestones. Any such warrants would have generally the same terms and conditions and exercise price as the Warrant.

Pursuant to the Consulting Agreement, Blue Ox also has the right to participate in the first securities offering of the Company, if any, following the effective date of the Consulting Agreement, subject to certain limitations.

The issuance of the Warrant was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act promulgated thereunder because, among other things, the issuance of the Warrant did not involve a public offering. The Warrant and Warrant Shares have not been registered under the Securities Act and may not be sold in the United States absent registration or an exemption from registration. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Warrant or the Warrant Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The foregoing descriptions of the Consulting Agreement and Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of the Consulting Agreement and Form of Warrant filed with this Form 8-K as Exhibit 10.1 and 4.1, respectively.

Item 3.03	Material Modifications to Rights of Security Holders.

The information in Item 1.01 with respect to the Warrant is incorporated by reference into this Item 3.03.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description

4.1	Form of Warrant.
10.1	Consulting Agreement, dated August 11, 2020, between the Company and Blue Ox Healthcare Partners, LLC

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBALON THERAPEUTICS, INC.

Date: August 14, 2020	By:	/s/ Nooshin Hussainy
Nooshin Hussainy
Chief Financial Officer